Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:	AirNet Systems, Inc.	InvestQuest, Inc.
	Ray Druseikis	Bob Lentz
	(614) 409-4996	(614) 876-1900

AirNet Systems, Inc. Reports 2007 Results

COLUMBUS, Ohio (March 31, 2008) AirNet Systems, Inc. (AMEX: ANS) today reported total net revenues declined 7% to $161.0 million for the twelve months ended December 31, 2007 from $172.8 million for 2006. Income from continuing operations before income taxes was $5.5 million for 2007 compared to a loss from continuing operations before income taxes of $(11.7) million for 2006. Net income was $3.4 million, or $0.33 per basic and diluted share, for the year 2007 compared to a net loss of $(13.3) million, or $(1.31) per share, the prior year.

Total net revenues declined 11% to $37.9 million for the three months ended December 31, 2007 from $42.8 million for the same period a year ago. The loss from continuing operations before income taxes was $(27,000) for the fourth quarter 2007 versus income from continuing operations before income taxes of $2.8 million the prior year. The Company reported a net loss of $(0.5) million, or $(0.05) per share, for the fourth quarter 2007 compared to net income of $1.8 million, or $0.18 per basic and diluted share, a year ago.

At December 31, 2007, AirNet had no loans outstanding under its revolving credit facility or term loan versus an aggregate amount of $8.0 million in loans outstanding on the same date the prior year.

Bruce D. Parker, Chairman of the Board and Chief Executive Officer, said, "We are generally pleased with our results for 2007 that were achieved by an outstanding team of employees despite challenging market conditions. During the past year we continued to adapt to the rapidly changing banking environment resulting from the banking industry’s transition to electronic alternatives for the presentment of checks. We significantly changed our weekday air transportation network multiple times during the year to reduce cost. We implemented a new tiered pricing structure for our weekday bank services, grew our scheduled express charter business, increased our emphasis on charter flights for large integrated carriers, significantly reduced our ground courier costs and eliminated our debt.

Mr. Parker continued “Nonetheless, we are in a challenging environment. Bank Services shipments declined in each quarter of 2007 compared to the same period of the prior year on an accelerating basis, a trend that is expected to continue in 2008 and we are operating in an increasingly uncertain national economy. We will remain focused on actively managing our costs, changing our air transportation network to meet customer needs, and expanding our dedicated charter flying and our express business.”

2007 Results

Total net revenues declined 7% to $161.0 million for the twelve months ended December 31, 2007 from $172.8 million for the year 2006. A $1.4 million increase in net revenues for Aviation Services was offset by lower Bank Services net revenues ($12.1 million) and Express Services net revenues ($1.0 million) respectively. Fuel surcharge revenue for Bank Services and Express Services was $15.8 million and $15.3 million, and $7.7 million and $8.8 million, for the years 2007 and 2006, respectively.

Pounds shipped per weekday flying day for cancelled checks declined 31% for 2007 compared to 2006. Including proof of deposit (unprocessed checks) and interoffice mail deliveries for AirNet’s customers, the total number of pounds shipped per weekday flying day for Bank Services declined approximately 26% for 2007 versus the prior year.

Costs and Expenses

Total costs and expenses declined 15% to $155.3 million for 2007 from $182.9 million for 2006. This year-over-year difference was primarily due to a reduction in asset impairment charges, which was $2.2 million for 2007 versus $24.6 million for 2006. The asset impairment charges for both years are in accordance with the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Additionally, the Company recognized a $0.9 million net gain on the disposition of aircraft assets in 2007 reflecting the excess of insurance proceeds over the net book value of the aircraft. Excluding the impairment of assets and net gain on disposition of assets, total costs and expenses declined 3% to $153.9 million for 2007 from $158.5 million the prior year.

Depreciation expense was $4.7 million for 2007 versus $9.7 million for 2006, a reduction of 52%. This decline was primarily due to the impairment of assets in the third quarter of 2006. Additionally, aircraft engine depreciation, which is based on engine hours operated, declined due to fewer flight hours in 2007 compared to 2006.

Aircraft fuel expense declined approximately 9% to $25.5 million for 2007 due to lower usage caused by a decline in the number of hours flown. This decline was partially offset by an increase in fuel prices in 2007. The Company implemented a 10% reduction in the number of flights within its air transportation network on March 26, 2007 and other modifications in October 2007. The number of subcontracted flights increased during the remainder of 2007, which also contributed to the decline in aircraft fuel expense for 2007 compared to the prior year.

Contracted air costs declined to $16.0 million for 2007 compared to $16.6 million a year ago. This 3% decrease was principally due to a reduction in the number of AirNet’s shipments transported on commercial passenger airlines. Also contributing to the decline were the elimination and restructuring of certain air routes throughout 2007.

Aircraft maintenance expense increased 29% to $23.1 million for 2007 from $18.0 million the prior year. The increase was primarily caused by the Company expensing approximately 75% of engine maintenance plan prepayments and an increase in retail maintenance costs associated with maintenance services provided to third parties.

Interest Expense

Interest expense declined to $0.3 million for 2007 from $1.5 million for 2006. This was attributable to full payment of the amount outstanding under the Company’s revolving credit facility and repayment of the principal balance outstanding under the Company’s term loan during 2007. The Company had no outstanding debt at December 31, 2007 compared to $8.0 million on the same date of the prior year.

Income Taxes

The provision for income taxes was $2.1 million for 2007 compared to $1.7 million for 2006. The effective income tax rate, excluding the effect of discontinued operations, was 38.1% for 2007 and 14.2% for 2006. The difference in the statutory income rates was primarily attributable to changes of approximately ($0.2) million and $6.2 million for 2007 and 2006, respectively in the valuation allowance for deferred assets.

Fourth Quarter 2007 Results

Bank Services net revenues, including fuel surcharges, declined 16% to $22.9 million for the fourth quarter 2007 from $27.1 million a year ago. Fuel surcharge revenue was $4.3 million versus $3.3 million for the fourth quarter of 2007 and 2006, respectively. Total pounds shipped for Bank Services per weekday flying day declined 30% for the fourth quarter 2007 versus the same period last year. A 39% reduction in the volume of weekday cancelled checks delivered for bank customers during the fourth quarter 2007 was partially offset by an increase in proof of deposit (unprocessed checks) compared to the fourth quarter 2006.

Express Services net revenues declined approximately 1% to $14.7 million for the fourth quarter 2007 from $14.9 million the prior year. The decrease primarily related to fewer shipments from a low margin customer. Charter flights for Express Services customers increased 10% for the fourth quarter 2007 compared to the same period a year ago. The 2007 increase over 2006 in Express Revenues-Charter was directly related to the increase in the number of Company charters for AMCI customers. Fuel surcharge revenue of $2.3 million for the fourth quarter 2007 versus $1.8 million the prior year offset a revenue decline in Non Charter Express shipments

Costs and Expenses

Total costs and expenses declined 4% to $38.0 million for the fourth quarter 2007 from $39.6 million for the same period in 2006. Lower ground courier costs ($1.6 million) and aircraft maintenance costs ($1.5 million) were partially offset by increased aircraft fuel expense ($0.8 million) and higher travel, training and other operating expense ($0.6 million).

Ground courier costs decreased 18% to $7.3 million for the fourth quarter 2007 from $8.8 million a year ago. This was principally due to a decline in the number of Express Shipments related to one customer and cost reduction initiatives.

Depreciation expense declined 25% to $1.0 million for the fourth quarter 2007 from $1.3 million for the same period in 2006. This was due to lower aircraft values attributable to the third quarter 2006 impairment of assets coupled with reduced flight hours compared to the same period last year.

Aircraft fuel expense increased approximately 14% to $6.6 million for the fourth quarter 2007 from $5.8 million for the fourth quarter 2006 primarily reflecting the impact of higher fuel costs.

Contracted air costs rose to $4.5 million for the fourth quarter 2007 from $4.0 million for the same period a year ago. Costs related for back-up and subcontracted air routes continued to increase primarily due a shortage of pilots.

Aircraft maintenance costs declined 24% to $4.5 million for the fourth quarter 2007 from $6.0 million the prior year, principally due to the timing of major maintenance activities.

Selling, general and administrative expenses were $4.7 million for the fourth quarter 2007 versus $5.0 million for the same period in the prior year. One-time expenses related to management changes in the fourth quarter 2006 were partially offset by higher consulting and professional expenses in the fourth quarter 2007.

Interest (Income) Expense

Interest income was $44,000 for the fourth quarter 2007 compared to interest expense of $0.3 million for the same period in 2006. The Company repaid its revolving credit facility and the principal amount outstanding under its term loan during the third quarter 2007.

Income Taxes

The provision for income taxes was $0.5 million for the fourth quarter 2007 versus $1.1 million for the same period in 2006. The tax expense recognized in the fourth quarter 2007 was the result of adjusting the Company’s annualized effective tax rate upward to reflect an increase in forecasted income for 2007 from that anticipated in the prior quarter. The Company’s effective tax rate in 2006 reflected a net increase in the valuation allowance for deferred tax assets recognized in that quarter.

Income Tax Method Change

On March 11, 2008, the Company received notice from the Internal Revenue Service (IRS) of approval for its discretionary income tax method change, which was filed in December 2006. As required by SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”), the effect of the method change will be reported in the period in which IRS approval is obtained; therefore, AirNet has not reflected the impact of the method change in the December 31, 2007 consolidated financial statements. The Company is in the process of evaluating the total impact of the method change; however, it will materially reduce its current taxes payable. Additionally, its deferred tax assets and the need for the associated valuation allowance could materially change. As a result of the method change approval, the Company has applied for a refund of 2007 federal tax estimated payments of approximately $1.7 million which it expects to receive in 2008. Additionally, the Company intends to file an amended tax return for a refund of income taxes previously paid of approximately $5.6 million, the payment of which is subject to review and approval by the IRS. The Company expects to receive this refund in 2009.

AirNet Systems, Inc.

AirNet Systems, Inc. focuses its resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible. AirNet operates an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide. AirNet’s aircraft are located strategically throughout the United States. To find out more, visit AirNet's website at www.airnet.com.

Safe Harbor Statement

Except for the historical information contained in this news release, the matters discussed, including, but not limited to, information regarding future economic performance and plans and objectives of AirNet's management, are forward-looking statements that involve risks and uncertainties. When used in this news release, the words “believe", “will", “expect" and similar expressions are intended to be among statements that identify forward-looking statements. Such statements involve risks and uncertainties, which could cause actual results to differ materially from any forward-looking statement. The following factors, in addition to those included in the disclosures under the heading “ITEM 1A—RISK FACTORS" of Part I of AirNet's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 could cause actual results to differ materially from those expressed in our forward-looking statements: the ability to obtain any required regulatory approvals of the merger on the proposed terms and schedule; the failure of AirNet’s shareholders to approve and adopt the merger and the merger agreement; the failure to satisfy the conditions to the closing of the transaction; uncertainty surrounding the merger making it more difficult to maintain relationships with AirNet’s customers and team members; potential regulatory changes by the Federal Aviation Administration (“FAA"), Department of Transportation (“DOT") and Transportation Security Administration (“TSA"), which could increase the regulation of AirNet's business, or the Federal Reserve, which could change the competitive environment of transporting cancelled checks; changes in the way the FAA is funded which could increase AirNet's operating costs; changes in check processing and shipment patterns of bank customers; changes in check processing and shipment patterns of the Federal Reserve System's Check Relay Network; the continued acceleration in the migration of AirNet's Bank Services customers to electronic alternatives to the physical movement of cancelled checks; disruptions to the Internet or AirNet's technology infrastructure, including those impacting AirNet's computer systems and corporate website; the impact of prolonged weakness in the United States economy on time-critical shipment volumes; significant changes in the volume of shipments transported on AirNet's air transportation network, customer demand for AirNet's various services or the prices it obtains for its services; the acceptance by AirNet's weekday Bank Services customers of AirNet's pricing structure; pilot shortages which could result in a reduction in AirNet's flight schedule or require subcontracting of certain routes; disruptions to operations due to adverse weather conditions, air traffic control-related constraints or aircraft accidents; potential changes in locally and federally mandated security requirements; increases in aviation fuel costs not fully offset by AirNet's fuel surcharge program; acts of war and terrorist activities; technological advances and increases in the use of electronic funds transfers; the availability and cost of financing required for operations; other economic, competitive and domestic and foreign governmental factors affecting AirNet's markets, prices and other facets of its operations; as well as other risks described from time to time in AirNet's filings with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Please refer to the disclosures included in “ITEM 1A—RISK FACTORS" of Part I and in the section captioned “Forward-looking statements" in “ITEM 7—MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" of Part II of the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 of AirNet Systems, Inc. (File No. 1-13025) for additional details relating to risk factors that could affect AirNet's results and cause those results to differ materially from those expressed in the forward-looking statements.

AIRNET SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
NET REVENUES, NET OF EXCISE TAX
Air Transportation, net of excise tax of $3,008 and $3,729 for the years ended December 31, 2007 and 2006, respectively:
Bank Services	$22,865	$27,090	$99,853	$112,034
Express Services	14,709	14,919	58,163	59,187
Aviation Services	343	752	3,013	1,586

Total net revenues	37,917	42,761	161,029	172,807

COSTS AND EXPENSES
Aircraft fuel	6,568	5,784	25,473	27,909
Aircraft maintenance	4,525	5,977	23,136	17,998
Operating wages and benefits	5,048	4,641	19,127	19,071
Contracted air costs	4,452	3,974	16,041	16,550
Ground courier	7,250	8,834	32,841	35,248
Depreciation	967	1,285	4,685	9,700
Insurance, rent and landing fees	2,352	2,605	8,409	8,639
Travel, training and other operating	2,128	1,537	6,579	5,468
Selling, general and administrative	4,705	5,016	17,654	17,939
Net (gain) on disposition of assets	(7)	(48)	(890)	(140)
Impairment of assets	—	—	2,216	24,560

Total costs and expenses	37,988	39,605	155,271	182,942

Income (loss) from continuing operations before interest and income taxes	(71)	3,156	5,758	(10,135)
Interest expense (income)	(44)	310	251	1,532

Income (loss) from continuing operations before income taxes	(27)	2,846	5,507	(11,667)
Provision for income taxes	450	1,079	2,100	1,654

Income (loss) from continuing operations	(477)	1,767	3,407	(13,321)
Income from discontinued operations (including 2006 gain on sale of $610, net of tax)	—	12	—	29

Net income (loss)	$(477)	$1,779	$3,407	$(13,292)

Income (loss) per common share—basic and diluted:
Continuing operations	$(0.05)	$0.18	$0.33	$(1.31)
Discontinued operations	—	—	—	—
Net income (loss) per common share—basic and diluted	$(0.05)	$0.18	$0.33	$(1.31)

Reconciliation of GAAP to Non-GAAP Information:
Income (loss) from continuing operations before income taxes	$(27)	$2,846	$5,507	$(11,667)
Impairment of assets	—	—	2,216	24,560

Income (loss) from continuing operations before income taxes and impairment of assets (Non-GAAP) (Note 1)	$(27)	$2,846	$7,723	$12,893

Total costs and expenses	$37,988	$39,605	$155,271	$182,942
Net (gain) on disposition of assets	(7)	(48)	(890)	(140)
Impairment of assets	—	—	2,216	24,560

Total costs and expenses before net gain on disposition of assets and impairment of assets (Non-GAAP) (Note 2)	$37,995	$39,653	$153,945	$158,522

Note 1—Under generally accepted accounting principles (GAAP), impairment of assets is required to be included in the income from continuing operations before income taxes. The Company believes that the presentation of the following supplemental information, excluding the impairment of assets, is useful and informative to readers in providing a more complete view of AirNet's operating results.

Note 2—Under generally accepted accounting principles (GAAP), net (gain) on disposition of assets and impairment of assets is required to be included in total costs and expenses. The Company believes that the presentation of the following supplemental information, excluding the net (gain) on disposition of assets and impairment of assets, is useful and informative to readers in providing a more complete view of AirNet's operating results.

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